THIS LOAN AGREEMENT, made as of the 30th day of April, 2009, but having an effective date of January 21, 2009.

BETWEEN:

AMR PROJECT PERU, S.A.C., a company incorporated under the laws of Peru and having an address for notice and delivery located at Av. Arenales 335, Cercado, Lima, Peru

(the “Company”)

OF THE FIRST PART

AND:

AFFINITY GOLD CORP., a company incorporated under the laws of the Sate of Nevada and having an address for notice and delivery located at 7950 Main Street, Suite #217, Maple Grove, MN  55369

(the “Lender”)

OF THE SECOND PART

WHEREAS:

A.           The Lender has agreed to loan to the Company up to the principal amount of US Four Hundred Thousand dollars (US$400,000) in installments on the terms and conditions set forth in this Agreement for the purposes of financing the Company with such funds being used to purchase equipment and supplies and to conduct exploration and other related expenses on the mining concession named “AMR Project” covering 500 hectares and the physical mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to the Company by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006.

B.           The Lender and the Company have entered into an Amendment Agreement, whereby the parties have agreed to change the structure of the prior arrangement between the parties from an asset purchase agreement to a share exchange agreement which will result in the Company becoming a wholly owned subsidiary of the Lender upon closing of the share exchange agreement.

C.           Upon the completion of the share exchange agreement between the Lender and the Company, the loan from the Lender to the Company will become an inter-corporate loan.  However, if the share exchange agreement between the Lender and the Company is not completed, then the loan from the Lender to the Company will be due in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual agreements herein contained, the parties hereto agree as follows:

1.
Loan.  The Lender hereby agrees to loan to the Company at its request and in accordance with its instructions as to where funds are to be sent, and on the terms and conditions contained herein, up to the aggregate principal sum of U.S. FOUR HUNDRED THOUSAND dollars (US$400,000) (the “Loan”) by transferring funds in installments as requested by the Company within five days or earlier up to the aggregate amount of US$400,000.

2.	Interest Rate. The Loan will not bear any interest on the outstanding principal amount.

3.
Repayment of the Loan.  The Loan will be due and payable one year from the date of this Agreement.  However, if the Lender becomes the owner of the Company through the Lender’s acquisition of all the outstanding capital of the Company, then such Loan will be treated as an inter-corporate loan and dealt with as the respective Board of Directors of the inter-related companies shall determine and/or shall be dealt with in such other manner mutually agreed by the parties.

4.	Representations and Warranties of the Company. To induce the Lender to agree to make the Loan, the Company represents and warrants to the Lender that:

(a)
The Company is a company duly incorporated and validly subsisting under the laws of Peru, has all requisite corporate capacity, power, and authority to own its assets; to carry on its business as now conducted or as proposed to be conducted; and to enter into and to carry out the transactions contemplated by this Agreement;

(b)	The Company is not a party to any agreement or instrument or subject to any corporate restrictions which would restrict the ability of the Company to perform its obligations under this Agreement; and

(c)	The Company has taken or caused to be taken all necessary action, corporate or otherwise, to authorize, and has duly executed and delivered this Agreement.

5.	Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party.

6.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.
Entire Agreement.  This Agreement, together with any other writing signed by the parties expressly stated to be supplementary hereto, constitutes the entire Agreement between the parties and supersedes all prior understandings and writings to which the Lender and the Company are parties.

8.
Governing Law and Jurisdiction.  This Agreement shall be deemed to be governed by and construed in accordance with the laws of the State of Nevada.  For the purposes of any legal actions or proceedings brought by the Lender in respect to this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Nevada and acknowledge their competence and the convenience and propriety of the venue and agree to be bound by any judgment thereof and not to seek, and hereby waive, any review of its merits by the courts of any other jurisdiction.

9.
Conflicts.  The Lender hereby acknowledges that Jensen Lunny MacInnes Law Corporation acts solely for the Lender in connection herewith and the preparation of this Agreement and that the Lender and Jensen Lunny MacInnes Law Corporation has requested that the Company seek and obtain independent legal advice in connection with the review and execution of this Agreement.

10.
Further Assurances.  The parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

11.	Currency. All payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States of America.

12.
Severability.  If any term of this Agreement is partially or wholly invalid or unenforceable, the remainder of this Agreement will not be affected and each remaining term will be separately valid and enforceable.

13.
Interpretation.  In this Agreement, using separate parts and inserting headings are for convenient reference only and will in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

14.
Counterparts.  This Agreement may be executed by the parties in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and, notwithstanding the date of execution, being deemed to bear the execution date as set forth on the front page of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

AMR PROJECT PERU, S.A.C.	AFFINITY GOLD CORP.
The Company herein	The Lender herein
per:	per:
/s/ Antonio Rotundo	/s/ Corey J. Sandberg
Authorized Signatory	Authorized Signatory

Antonio Rotundo	Corey J. Sandberg, Sec. & Director
(print name and title)	(print name and title)

Schedule “A”
This is Schedule “A” to the Loan Agreement between AMR Project Peru, S.A.C. and Affinity Gold Corp., dated the 30th day of April, 2009, but having an effective date of January 21, 2009.

List of Installment Advances to the Company

Date of Installment Advance	Amount in US$
Jan. 21, 2009	$70,000
Jan. 23, 2009	$20,000
Jan. 27, 2009	$20,000
Feb. 13, 2009	$50,000
Feb. 25, 2009	$45,000
Mar. 17, 2009	$11,000
Mar. 26, 2009	$20,000
April 8, 2009	$46,000
May 6, 2009	$25,000
May 8, 2009	$10,000
May 20, 2009	$30,000